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                                                                    Exhibit 23.1



CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
PCSupport.com, Inc.

We consent to the use of our report dated August 25, 2000, except with respect to notes 10(e) and 10(f) which are as of September 15, 2000, with respect to the consolidated balance sheets of PCSupport.com, Inc. and subsidiary as of June 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended June 30, 2000 and 1999 and for the period from December 10, 1997 (inception) to June 30, 2000, which report is incorporated by reference in this registration statement on Form S-8 for the 2000 Stock Option Plan of PCSupport.com, Inc.

Our report dated August 25, 2000, except with respect to notes 10(e) and 10(f) which are as of September 15, 2000, contains an explantory paragraph that states that PCSupport.com, Inc. has suffered recurring losses from operations and negative cash flows, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.


/s/KPMG LLP

Chartered Accountants

Vancouver, Canada
January 9, 2001